Exhibit 99.1

Inseego Appoints Philip Brace to its Board of Directors

SAN DIEGO— (BUSINESS WIRE)— September 19, 2023 — Inseego Corp., a leader in 5G edge cloud solutions, today announced it has appointed experienced technology executive Philip Brace to its board of directors as an independent director.

“We are delighted to welcome Phil to our board of directors,” said Jeff Tuder, Chair of Inseego’s board. “Phil has held senior executive roles at a number of technology companies during his career, including most recently as CEO of Sierra Wireless prior to its sale to Semtech earlier this year. I am confident that he will bring valuable industry and operating perspectives to the board and our executive team as we continue to capitalize on our position in the large and growing 5G wireless industry.”

“As we continue the expansion of our 5G FWA business, we are strategically adding key expertise to our team and our board,” said Ashish Sharma, President and CEO at Inseego. “Phil has extensive operating experience in some of our key markets and we will benefit greatly from his experience as we take our state of the art 5G FWA portfolio into new market segments.”

Brace added, ”I'm excited to join the Board of Directors at Inseego to help bring innovative 5G technology to new markets. There is a large untapped market opportunity for Inseego and I am eager to leverage my industry experience to support the company building value for customers and stockholders." Mr. Brace has an extensive technology and operations background. His experience at technology companies over the past 30 years includes roles in a wide array of functional areas, including engineering, software, hardware, and sales and marketing. Most recently, Mr. Brace served as president and CEO of Sierra Wireless Inc. from July 2021 to January 2023. His previous executive roles include Executive Vice President at Veritas Technologies, President of Seagate Technology’s Cloud Systems and Electronic Solutions, Executive Vice President at LSI Corporation, and General Manager at Intel Corporation. Mr. Brace holds a Bachelor’s degree in Applied Science from the University of Waterloo and a Master’s degree in Electrical Engineering from California State University, Sacramento.

In connection with the appointment of Mr. Brace, the size of Inseego’s board will be increased from five to six.

About Inseego Corp.

Inseego Corp. is the industry leader in 5G Enterprise cloud WAN solutions, with millions of end customers and thousands of enterprise and SMB customers on its 4G, 5G, and cloud platforms. Inseego's 5G Edge Cloud combines the industry's best 5G technology, rich cloud networking features, and intelligent edge applications. Inseego powers new business experiences by connecting distributed sites and workforces, securing enterprise data, and improving business outcomes with intelligent operational visibility---all over a 5G network. For more information on Inseego, visit www.inseego.com #Putting5GtoWork

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Investor Relations Contact:

Kurt Scheuerman

+1 (858)-812-8098

Kurt.Scheuerman@inseego.com